Exhibit 99.1

3001 Deming Way Middleton, WI 53562-1431 P.O. Box 620992 Middleton, WI 53562-0992 (608) 275-3340

For Immediate Release	Investor/Media Contact: Joanne Chomiak 608-275-4458
Spectrum Brands Holdings Reports Fiscal 2025 Second Quarter Results
•Net Sales Decreased 6.0% and Organic Sales Decreased 4.6%, Driven Primarily by Softening North American Demand in Global Pet Care, Timing of Retailer Seasonal Inventory Purchases in Home & Garden, and Category Demand Softening in North American Appliances
•Net Income From Continuing Operations of $1.8 Million and Adjusted EBITDA of $71.3 Million Decreased by $48.1 Million and $41.0 Million, Respectively
•Excluding Investment Income in the Prior Year, Adjusted EBITDA Decreased $24.0 Million
•Repurchased 2.0 Million Shares in Q2 for $159.9 Million and 16.3 Million Shares Since the Close of the HHI Divestiture Through Today for $1.28 Billion, Resulting in 24.9 Million Shares Outstanding as of Today
•The Company Believes It Is Well Positioned to Navigate and Capitalize on the Uncertainty Caused by Recent Tariff Policy and Weakening Consumer Demand:
◦Strong Balance Sheet, Diverse Business Mix and Robust Liquidity Position to Sustain Through Dislocations and Fund Organic and Inorganic Growth to Complement the Company's Predominately Consumable Product Mix;
◦Investment in Talent and New Leadership to Execute on the Company's Operating and Strategic Objectives, Including, Most Recently, Onboarding New Leadership for the Global Pet Segment;
◦Pivoted Operating Strategy to Maximize Cash, Expecting to Generate Approximately $160 Million of Free Cash Flow in Fiscal 25 and Suspending the Fiscal 25 Earnings Framework;
◦Strategically Utilizing the Remaining Approximately $140 Million Authorization Under its Stock Buyback Plan;
◦Accelerated Efforts to Move Supply Base Outside of China for the U.S. Market in all Segments, with Primary Focus on the HPC Business, Due to Modest Exposure in the Other Business Segments; and
◦Implemented a Number of Measures to Reduce Input and Operating Costs and Have Taken Pricing Actions as Needed

Middleton, WI, May 8, 2025 - Spectrum Brands Holdings, Inc. (NYSE: SPB; “Spectrum Brands” or the “Company”), a leading global branded consumer products and home essentials company focused on driving innovation and providing exceptional customer service, today reported results from continuing operations for the second quarter of fiscal 2025 ended March 30, 2025.

"While our second quarter results were challenged by macroeconomic and tariff pressures, we believe that Spectrum Brands is well positioned to navigate this period of uncertainty and ultimately thrive. For the quarter, consumer sentiment in the U.S. declined faster than we had expected for our Global Pet Care and Home and Personal Care businesses, impacting category growth. While our Home and Garden business delivered another good quarter, we saw quarterly comparable sales decline as expected because of retailer pull-forwards into Q1.

Despite these headwinds, I believe that our decisive actions position us well for the future. First, we benefit from the diversity, recession resilience and strong operating performance of our three business units and have a proven track record of navigating through difficult environments.

Second, the strength of our balance sheet puts us in a unique position to capitalize on dislocation in our industry. We have one of the lowest leveraged balance sheets in our peer group and will protect our balance sheet and liquidity through cost reductions and working capital improvements. We believe our balance sheet makes us a strategic partner of choice, particularly amongst private equity held companies.

With asset prices resetting, we believe we are in an ideal position to strengthen our portfolio with attractive acquisitions, particularly in the pet categories. Our goal is to leverage the platform and team we have built to expand into even more sustainable, consumable pet categories. To help us accomplish this goal, we have continued to invest in our employee talent and skillset, most recently bringing in a new leader for our Global Pet Care business, Ori Ben Shai. Ori is a seasoned CPG executive, having led many multi-billion dollar CPG platforms. Our vision is to at least double the size of our pet asset organically and through acquisition into areas such as niche food/treats, health and wellness and the growing cat segment. We believe that we can position the portfolio more towards power-branded faster-turning consumables while adding scale, which will lift the trading-multiple of Spectrum Brands.

In response to the most recent tariff pressures, we pivoted our operating strategy to maximize cash. In addition, we have paused the import of virtually all finished goods purchases from China until the tariff levels decline to an amount where we can maintain our profitability and margins. I am happy to report that the transition of supply for the U.S. market out of China for our H&G and GPC businesses is happening relatively quickly. For H&G, we expect to have virtually eliminated this exposure by fiscal year-end. For GPC, after beginning the fiscal year with approximately $100 million of U.S. bound product purchases from China, we expect to reduce that exposure to approximately $20 million by fiscal year-end. Our HPC business faces more of a challenge, and our teams are accelerating plans to supply appliances from lower-tariffed countries. On the positive front, HPC is our most globalized business and historically approximately 80% of its profits come from outside of the U.S. market. Our best in class operations teams are hard at work securing new sources from outside of China. We believe that our long-standing relationships with suppliers and strong financial position will result in suppliers prioritizing our products in the transition out of China." said David Maura, Chairman and Chief Executive Officer of Spectrum Brands.

Mr. Maura concluded, "Given the unprecedented global tariff conditions, the unpredictable nature of global trade negotiations, and the softening of U.S. and European consumer demand, at this time we do not have sufficient visibility to continue providing an earnings framework for fiscal 25, but we do expect to generate approximately $160 million of free cash flow."

Fiscal 2025 Second Quarter Highlights
This document reflects currently known and effective tariffs, including tariffs placed by the U.S. on other countries and tariffs announced by other countries on the U.S. This document does not include tariffs that have been announced and delayed, or other additional tariffs which could result in additional costs.

	Three Month Periods Ended
(in millions, except per share and %)	March 30, 2025	March 31, 2024	Variance
Net sales	$675.7	$718.5	$(42.8)	(6.0)%
Gross profit	253.4	273.4	(20.0)	(7.3)%
Gross profit margin	37.5%	38.1%	(60)	bps
Operating income	19.5	75.9	(56.4)	(74.3)%
Net income from continuing operations	1.8	49.9	(48.1)	(96.4)%
Net income from continuing operations margin	0.3%	6.9%	(660)	bps
Diluted earnings per share from continuing operations	$0.06	$1.65	$(1.59)	(96.4)%
Non-GAAP Operating Metrics
Adjusted EBITDA from continuing operations	$71.3	$112.3	(41.0)	(36.5)%
Adjusted EBITDA margin	10.6%	15.6%	(500)	bps
Adjusted EPS from continuing operations	$0.68	$1.40	$(0.72)	(51.4)%
•Net sales decreased 6.0% with an decrease in organic net sales of 4.6%, excluding the impact of $10.1 million of unfavorable foreign exchange rates. The net sales decline was primarily due to category softness in the North American market for both our Global Pet Care and Home and Personal Care businesses and the timing of retailer inventory build timing in Home and Garden, where retailers pulled significant purchases into Q1.
•Gross profit and margin decreased from lower volume, higher trade promotions, unfavorable mix, inflation and higher tariffs from last year's expiration of exemptions on certain product lines partially offset by impacts from cost improvement actions and operational efficiencies.
•Operating income decreased due to the receipt in the prior year of representation and warranty insurance proceeds and increased investment spend in advertising and marketing partially offset by reduced tradename impairments and general expense management.
•Net income from continuing operations and diluted earnings per share decreased from the lower operating and investment income offset by lower interest costs, lower taxes and lower share count.
•Adjusted EBITDA decreased 36.5% and adjusted EBITDA margin decreased 500 basis points attributable to lower operating income and investment income.
•Adjusted diluted EPS decreased to $0.68 due to lower adjusted EBITDA offset by lower interest expense and a reduction in outstanding shares.

Fiscal 2025 Second Quarter Segment Level Data
Global Pet Care (GPC)

	Three Month Periods Ended
(in millions, except %)	March 30, 2025	March 31, 2024	Variance
Net sales	$269.2	$289.9	$(20.7)	(7.1)%
Adjusted EBITDA	50.0	62.3	(12.3)	(19.7)%
Adjusted EBITDA margin	18.6%	21.5%	(290)	bps
Net sales decreased 7.1%. Excluding unfavorable foreign currency impacts, organic net sales decreased 6.3%. Companion Animal sales declined mid-single digits and Aquatics sales declined high-single digits. In Companion Animal, North American sales declined low double-digits, driven by category declines and softness across all sales channels. EMEA organic sales grew mid-single digits. Continued category softness in global Aquatics negatively impacted sales in each region.
Adjusted EBITDA decreased due to lower sales volumes, increased brand-focused investments, inflation, trade spend and unfavorable mix, offset by cost improvements and other favorable variances.
Home & Garden (H&G)

	Three Month Periods Ended
(in millions, except %)	March 30, 2025	March 31, 2024	Variance
Net sales	$152.3	$160.7	$(8.4)	(5.2)%
Adjusted EBITDA	26.7	29.2	(2.5)	(8.6)%
Adjusted EBITDA margin	17.5%	18.2%	(70)	bps
Net sales decreased 5.2% due to the phasing of seasonal inventory builds at certain retailers which accelerated sales into Q1 and the pullforward of sales into Q1 due to H&G's Q2 go-live on S/4Hana. Sales declined mid-double digits in Controls and mid-single digits in Cleaning. Sales grew mid-double digits in Repellents and low-single digits in Household Pest.
Adjusted EBITDA decreased due to lower sales volumes, incremental brand-building investments, negative mix and inflation, offset by cost improvements.
Home & Personal Care (HPC)

	Three Month Periods Ended
(in millions, except %)	March 30, 2025	March 31, 2024	Variance
Net sales	$254.2	$267.9	$(13.7)	(5.1)%
Adjusted EBITDA	7.3	17.8	(10.5)	(59.0)%
Adjusted EBITDA margin	2.9%	6.6%	(370)	bps
Net sales decreased 5.1%. Excluding unfavorable foreign currency impacts, organic net sales decreased 2.2%. Sales for both the Personal Care and Home Appliance categories were down mid-single digits. EMEA organic net sales were relatively flat, with mid-single digit growth in Personal Care offset by mid-single digit declines in Home Appliances. North American sales were down high single digits, as each business was negatively impacted by lower category demand and retailer reorder patterns. LATAM organic sales increased low double-digits, with growth in each business.

Adjusted EBITDA was $7.3 million compared to $17.8 million in the prior year, and adjusted EBITDA margins declined to 2.9% compared to 6.6% last year, driven by lower volumes, higher trade spend, unfavorable mix, incremental tariffs from last year's exemption expiration, and inflation, offset by continued cost improvement initiatives, lower brand-focused investments and FX.
Liquidity and Debt
As of the end of the quarter, the Company had a cash balance of $96.0 million and total liquidity of $504.6 million, including undrawn capacity on its cash flow revolver of $408.6 million. The Company also had $656.9 million of debt outstanding, consisting of borrowings on the revolver of $83.0 million, senior unsecured notes of $496.1 million and finance leases of $77.8 million. The Company ended the quarter with net debt of approximately $560.9 million.
Fiscal 2025 Earnings Framework
The Company suspended its Fiscal 25 earnings framework due to uncertainty caused by global trade conditions and tariffs, and the associated softening of global consumer demand.
The Company continues to target a long-term net leverage ratio of 2.0 - 2.5 times.
Conference Call/Webcast Scheduled for 9:00 A.M. Eastern Time Today
Spectrum Brands will host an earnings conference call and webcast at 9:00 a.m. Eastern Time today, May 8, 2025. The live webcast and related presentation slides will be available by visiting the Event Calendar page in the Investor Relations section of Spectrum Brands' website at www.spectrumbrands.com. Participants may register here. Instructions will be provided to ensure the necessary audio applications are downloaded and installed. Users can obtain these at no charge.
A replay of the live broadcast will be accessible through the Event Calendar page in the Investor Relations section of the Company’s website.
About Spectrum Brands Holdings, Inc.
Spectrum Brands Holdings is a home-essentials company with a mission to make living better at home. We focus on delivering innovative products and solutions to consumers for use in and around the home through our trusted brands. We are a leading supplier of specialty pet supplies, lawn and garden and home pest control products, personal insect repellents, shaving and grooming products, personal care products, and small household appliances. Helping to meet the needs of consumers worldwide, we offer a broad portfolio of market-leading, well-known and widely trusted brands including Tetra®, DreamBone®, SmartBones®, Nature’s Miracle®, 8-in-1®, FURminator®, Healthy-Hide®, Good Boy®, Meowee!®, OmegaOne®, Spectracide®, Cutter®, Repel®, Hot Shot®, Rejuvenate®, Black Flag®, Liquid Fence®, Remington®, George Foreman®, Russell Hobbs®, Black + Decker®, PowerXL®, Emeril Lagasse®, and Copper Chef®. For more information, please visit www.spectrumbrands.com. Spectrum Brands – A Home Essentials Company™
Non-GAAP Measurements
Our consolidated results contain non-GAAP metrics such as organic net sales, adjusted EBITDA, adjusted EBITDA margin, adjusted EPS and adjusted Free Cash Flow. While we believe organic net sales and adjusted EBITDA, adjusted EBITDA margin, adjusted EPS and adjusted Free Cash Flow are useful supplemental information, such adjusted results are not intended to replace our financial results in accordance with Accounting Principles Generally Accepted in the United States (“GAAP”) and should be read in conjunction with those GAAP results.

Organic Net Sales. We define organic net sales as net sales excluding the effect of changes in foreign currency exchange rates and impact from acquisitions (where applicable). We believe this non-GAAP measure provides useful information to investors because it reflects regional and operating segment performance from our activities without the effect of changes in currency exchange rates and acquisitions. We use organic net sales as one measure to monitor and evaluate our regional and segment performance. Organic growth is calculated by comparing organic net sales to net sales in the prior year. The effect of changes in currency exchange rates is determined by translating the current period net sales using the currency exchange rates that were in effect during the prior comparative period. Net sales are attributed to the geographic regions based on the country of destination. We exclude net sales from acquired businesses in the current year for which there are no comparable sales in the prior period.
Adjusted EBITDA and Adjusted EBITDA Margin. Adjusted EBITDA and adjusted EBITDA margin are non-GAAP metrics used by management, which we believe are useful to investors to measure the operational strength and performance of our business. These metrics provide investors additional information about our operating profitability for certain non-cash items, non-routine items we do not expect to continue at the same level in the future, as well as other items not core to our continuing operations. By providing these measures, together with a reconciliation of the most directly comparable GAAP measure, we believe we are enhancing investors' understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives, as securities analysts and other interested parties use such calculations as a measure of financial performance and debt service capabilities, and they are regularly used by management and our board of directors for internal purposes in evaluating our business performance, making budgeting decisions, and comparing our performance against other peer companies using similar measures. They facilitate comparisons between peer companies since interest, taxes, depreciation, and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA is also used for determining compliance with the Company’s debt covenants. EBITDA is calculated by excluding the Company’s income tax expense, interest expense, depreciation expense and amortization expense (from intangible assets) from net income. Adjusted EBITDA also excludes certain non-cash adjustments including share based compensation; impairment charges on property, plant and equipment, right of use lease assets, and goodwill and other intangible assets; gain or loss from the early extinguishment of debt through the repurchase or early redemption of debt; and purchase accounting adjustments recognized in income subsequent to an acquisition attributable to the step-up in value on assets acquired, including, but not limited to, inventory or lease assets. Additionally, the Company will further recognize adjustments from adjusted EBITDA for other costs, gains and losses that are considered significant, non-recurring, or otherwise not supporting the continuing operations and revenue generating activity of the segment or Company, including but not limited to, exit and disposal activities, or incremental costs associated with strategic transactions, restructuring and optimization initiatives such as the acquisition or divestiture of a business, related integration or separation costs, or the development and implementation of strategies to optimize or restructure the Company and its operations. Adjusted EBITDA margin is adjusted EBITDA as a percentage of reported net sales.
Adjusted EPS. Management uses adjusted EPS as one means of analyzing the Company’s current and future financial performance and identifying trends in its financial condition and results of operations. Management believes that adjusted EPS is a useful measure for providing further insight into our operating performance because it eliminates the effects of certain items that are not comparable from one period to the next. By providing these measures, together with a reconciliation of the most directly comparable GAAP measure, we believe we are enhancing investors' understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives, as securities analysts and other interested parties use such calculations as a measure of financial performance, and they are regularly used by management and our board of directors for internal purposes in evaluating our business performance, making budgeting decisions, and comparing our performance against other peer companies using similar measures. Adjusted EPS is calculated by excluding the effect of certain adjustments from diluted EPS, including non-cash adjustments including impairment charges on property, plant and equipment, operating and finance lease assets, and goodwill and other intangible assets; gain or loss from the early extinguishment of debt through the repurchase or early redemption of outstanding debt; and purchase accounting adjustments recognized in income subsequent to an acquisition attributable to the step-up in value on assets acquired, including, but not limited to, inventory or lease assets. Additionally, the Company will further recognize adjustments from diluted EPS for other costs, gains and losses that are considered significant, non-recurring, or otherwise not supporting the continuing operations and revenue generating activity of the segment or Company, including but not limited to, exit and disposal activities, or incremental costs associated with strategic transactions, restructuring and optimization initiatives such as the acquisition or divestiture of a business, related integration or separation costs, or the development and implementation of strategies to optimize or restructure the Company and its operations. Adjusted EPS is further impacted by the effect on the income tax provision from adjustments made to reported diluted EPS.
Adjusted Free Cash Flow - Management uses adjusted free cash flow as a means of analyzing the Company's operating results and evaluating cash flow generation from its revenue generating activities, excluding certain cash flow activity associated with strategic transactions and other costs and receipts attributable to non-recurring events. Management believes that adjusted free cash flow is a useful measure in understanding cash flow conversion associated with the Company's operations that is available for acquisitions and other investments, service of debt, dividends and share repurchases and meetings its working capital requirements. By providing these measures, together with a reconciliation of the most directly comparable GAAP measure, we believe we are enhancing investors' understanding of our business, as well as assisting investors in evaluating how well we are generating cash flow from operations, as securities analysts and other interested parties use such calculations as a measure of financial performance, and they are regularly used by management and our board of directors for internal purposes in evaluating our business performance, making budgeting decisions, and comparing our performance against other peer companies using similar measures. Free cash flow is calculated by excluding capital expenditures from cash flow provided (used) by operating activities and further adjusted for non-operating strategic transaction costs and other non-recurring or unusual cash flow activity that would otherwise be considered operating cash flow under US GAAP. Cash flow conversion is adjusted free cash flow as a percentage of adjusted EBITDA.
The Company provides this information to investors to assist in comparisons of past, present and future operating results and to assist in highlighting the results of on-going operations. While the Company’s management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace the Company’s GAAP financial results and should be read in conjunction with those GAAP results. Other Supplemental Information has been provided to demonstrate reconciliation of non-GAAP measurements discussed above to most relevant GAAP financial measurements.
Forward-Looking Statements
We have made or implied certain forward-looking statements in this document. Statements or expectations regarding our business strategy, future free cash flows, tariffs, tariff impact and tariff mitigation efforts, future operations and operating model, financial condition, estimated revenues, projected costs, inventory management, supply chain and supply chain relocation efforts, earnings power, project synergies, prospects, plans and strategic objectives of management, the geopolitical environment, and information concerning expected actions of third parties are forward-looking statements. Our statements also reflect our expectations regarding tariffs which are based on currently known and effective tariffs, including tariffs placed by the U.S., on other countries and tariffs announced by other countries, on the U.S. and do not reflect tariffs that have been announced and delayed, or other additional tariffs which could result in additional costs. When used in this report, the words future, anticipate, pro forma, seek, intend, plan, envision, estimate, believe, belief, expect, project, forecast, outlook, earnings framework, goal, target, could, would, will, can, should, may and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.
Because these forward-looking statements are based upon our current expectations of future events and projections and are subject to a number of risks and uncertainties, many of which are beyond our control and some of which may change rapidly, actual results or outcomes may differ materially from those expressed or implied herein, and you should not place undue reliance on these statements. Important factors that could cause our actual results to differ materially from those expressed or implied herein include, without limitation: (1) the economic, social and political conditions or civil unrest, terrorist attacks, acts of war, natural disasters, other public health concerns or unrest in the United States (“U.S.”) or the international markets impacting our business, customers, employees (including our ability to retain and attract key personnel), manufacturing facilities, suppliers, capital markets, financial condition and results of operations, all of which tend to aggravate the other risks and uncertainties we face; (2) the impact of a number of local, regional and global uncertainties could negatively impact our business; (3) the negative effect of the Russia-Ukraine war and the Israel-Hamas war and their impact on those regions and surrounding regions, including the Middle East and disruptions to international trade, supply chain and shipping routes and pricing, and on our operations and those operations of our customers, suppliers and other stakeholders; (4) our increased reliance on third-party partners, suppliers and distributors that are outside our control to achieve our business objectives; (5) the impact of government intervention with or influence on the operations of our suppliers, including in China; (6) the impact of expenses resulting from the implementation of new business strategies, divestitures or current and proposed restructuring and optimization activities, including changes in inventory and distribution center changes which are complicated and involve coordination among a number of stakeholders, including our suppliers and transportation and logistics handlers; (7) the impact of our indebtedness and financial leverage position on our business, financial condition and results of operations; (8) the impact of restrictions in our debt instruments on our ability to operate our business, finance our capital needs or pursue or expand business strategies; (9) any failure to comply with financial covenants and other provisions and restrictions of our debt instruments; (10) the effects of general economic conditions, including the impact of, uncertainty around and changes to, tariffs and trade policies, including the tariffs announced by the Trump Administration in February 2025 and April 2025 and that may be announced in the future, tariff mitigation efforts (including supply chain relocation efforts), inflation, recession or fears of a recession, depression or fears of a depression, labor costs and stock market volatility or monetary or fiscal policies in the countries where we do business; (11) the impact of fluctuations in transportation and shipment costs, fuel costs, commodity prices, costs or availability of raw materials or terms and conditions available from suppliers, including suppliers’ willingness to advance credit; (12) interest rate fluctuations; (13) changes in foreign currency exchange rates that may impact our purchasing power, pricing and margin realization within international jurisdictions; (14) the loss of significant reduction in or dependence upon, sales to any significant retail customer(s), including their changes in retail inventory levels and management thereof; (15) competitive promotional activity or spending by competitors, or price reductions by competitors; (16) the introduction of new product features or technological developments by competitors and/or the development of new competitors or competitive brands, including via private label manufacturers; (17) changes in consumer spending preferences, shopping trends, and demand for our products, particularly in light of economic stress; (18) our ability to develop and successfully introduce new products, protect intellectual property and avoid infringing the intellectual property of third parties; (19) our ability to successfully identify, implement, achieve and sustain productivity improvements, cost efficiencies (including at our manufacturing and distribution operations) and cost savings; (20) the seasonal nature of sales of certain of our products; (21) the impact weather conditions may have on the sales of certain of our products; (22) the effects of climate change and unusual weather activity as well as our ability to respond to future natural disasters and pandemics and to meet our environmental, social and governance goals; (23) the cost and effect of unanticipated legal, tax or regulatory proceedings or new laws or regulations (including environmental, public health and consumer protection regulations); (24) our ability to use social media platforms as effective marketing tools and to manage negative commentary regarding us, and the impact of rules governing the use of e-commerce and social media; (25) public perception regarding the safety of products that we manufacture and sell, including the potential for environmental liabilities, product liability claims, litigation and other claims related to products manufactured by us and third parties; (26) the impact of existing, pending or threatened litigation, government regulation or other requirements or operating standards applicable to our business; (27) the impact of cybersecurity breaches or our actual or perceived failure to protect company and personal data, including our failure to comply with new and increasingly complex global data privacy regulations; (28) changes in accounting policies applicable to our business; (29) our discretion to adopt, conduct, suspend or discontinue any share repurchase program or conduct any debt repayments, redemptions, repurchases or refinancing transactions (including our discretion to conduct purchases or repurchases, if any, in a variety of manners including open-market purchases, privately negotiated transactions, tender offers, redemptions, or otherwise); (30) our ability to utilize net operating loss carry-forwards to offset tax liabilities; (31) our ability to separate the Company’s Home and Personal Care (“HPC”) business and create an independent Global Appliances business on expected terms, and within the anticipated time period, or at all, and to realize the potential benefits of such business; (32) our ability to create a pure play consumer products company composed of our Global Pet Care (“GPC”) and Home & Garden ("H&G") businesses and to realize the expected benefits of such creation, and within the anticipated time period, or at all; (33) our ability to successfully implement and realize the benefits of acquisitions or dispositions and the impact of any such transactions on our financial performance; (34) our ability to achieve our goals and aspirations related to the reduction of greenhouse gas (“GHG”) emissions or otherwise meet the expectations of our stakeholders with respect to environmental, social and governance (“ESG”) matters; (35) the impact of actions taken by significant shareholders; (36) the unanticipated loss of key members of senior management and the transition of new members of our management teams to their new roles; and (37) the other risk factors set forth in Spectrum Brands Holdings, Inc. 2024 Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and the other filings within the United States Securities and Exchange Commission (the "SEC").
Some of the above-mentioned factors are described in further detail in the sections entitled Risk Factors in our annual and quarterly reports (including this report), as applicable. You should assume the information appearing in this report is accurate only as of the end of the period covered by this report, or as otherwise specified, as our business, financial condition, results of operations and prospects may have changed since that date. Except as required by applicable law, including the securities laws of the U.S. and the rules and regulations of the SEC, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, to reflect actual results or changes in factors or assumptions affecting such forward-looking statements.
# # #

SPECTRUM BRANDS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Month Periods Ended		Six Month Periods Ended
(in millions, except per share amounts)	March 30, 2025	March 31, 2024	March 30, 2025	March 31, 2024
Net sales	$675.7	$718.5	$1,375.9	$1,410.7
Cost of goods sold	422.3	445.1	864.7	892.3
Gross profit	253.4	273.4	511.2	518.4
Selling, general & administrative	218.2	223.5	431.3	439.4
Impairment of intangible assets	15.7	39.0	15.7	43.0
Representation and warranty insurance proceeds	—	(65.0)	—	(65.0)
Total operating expenses	233.9	197.5	447.0	417.4
Operating income	19.5	75.9	64.2	101.0
Interest expense	7.5	16.9	13.7	36.1
Interest income	(0.4)	(17.5)	(3.0)	(40.9)
Gain from early extinguishment of debt	—	—	—	(4.7)
Other non-operating expense, net	1.0	1.1	5.7	5.2
Income from continuing operations before income taxes	11.4	75.4	47.8	105.3
Income tax expense	9.6	25.5	21.4	37.9
Net income from continuing operations	1.8	49.9	26.4	67.4
(Loss) income from discontinued operations, net of tax	(0.6)	11.0	(1.4)	22.7
Net income	1.2	60.9	25.0	90.1
Net income (loss) from continuing operations attributable to non-controlling interest	0.3	(0.2)	0.6	(0.1)
Net income attributable to controlling interest	$0.9	$61.1	$24.4	$90.2
Amounts attributable to controlling interest
Net income from continuing operations attributable to controlling interest	$1.5	$50.1	$25.8	$67.5
(Loss) income from discontinued operations attributable to controlling interest, net of tax	(0.6)	11.0	(1.4)	22.7
Net income attributable to controlling interest	$0.9	$61.1	$24.4	$90.2
Earnings Per Share
Basic earnings per share from continuing operations	$0.06	$1.66	$0.96	$2.10
Basic earnings per share from discontinued operations	(0.03)	0.37	(0.06)	0.71
Basic earnings per share	$0.03	$2.03	$0.90	$2.81
Diluted earnings per share from continuing operations	$0.06	$1.65	$0.95	$2.09
Diluted earnings per share from discontinued operations	(0.03)	0.36	(0.05)	0.71
Diluted earnings per share	$0.03	$2.01	$0.90	$2.80
Weighted Average Shares Outstanding
Basic	26.1	30.2	27.0	32.1
Diluted	26.2	30.4	27.1	32.2

SPECTRUM BRANDS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (Unaudited)

	Six Month Periods Ended
(in millions)	March 30, 2025	March 31, 2024
Cash flows from operating activities
Net cash (used) provided by operating activities from continuing operations	$(48.6)	$80.7
Net cash used by operating activities from discontinued operations	(0.7)	(81.5)
Net cash used by operating activities	(49.3)	(0.8)
Cash flows from investing activities
Purchases of property, plant and equipment	(15.1)	(20.9)
Purchases of short term investments	—	(700.0)
Proceeds from sale of short term investments	—	1,292.0
Purchase price settlement from sale of HHI	—	(26.9)
Other investing activity	(0.1)	(0.1)
Net cash (used) provided by investing activities	(15.2)	544.1
Cash flows from financing activities
Payment of debt and debt premium	(5.1)	(177.9)
Proceeds from issuance of debt	83.0	—
Payment of debt issuance costs	(0.1)	(3.2)
Dividends paid to shareholders	(25.3)	(26.8)
Dividends paid by subsidiary to non-controlling interest	(0.7)	—
Treasury stock purchases	(232.8)	(340.5)
Excise tax paid on net share repurchases	(9.7)	—
Share based award tax withholding payments, net of proceeds upon vesting	(4.4)	(5.4)
Other financing activity	0.1	—
Net cash used by financing activities	(195.0)	(553.8)
Effect of exchange rate changes on cash and cash equivalents	(12.8)	2.3
Net change in cash, cash equivalents and restricted cash	(272.3)	(8.2)
Cash, cash equivalents, and restricted cash, beginning of period	370.5	753.9
Cash, cash equivalents, and restricted cash, end of period	$98.2	$745.7

SPECTRUM BRANDS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (Unaudited)

(in millions)	March 30, 2025	September 30, 2024
Assets
Cash and cash equivalents	$96.0	$368.9
Trade receivables, net	584.6	635.4
Other receivables	70.9	70.7
Inventories	542.6	462.1
Prepaid expenses and other current assets	48.7	41.5
Total current assets	1,342.8	1,578.6
Property, plant and equipment, net	253.2	266.6
Operating lease assets	91.1	101.9
Deferred charges and other	44.0	39.9
Goodwill	860.7	864.9
Intangible assets, net	945.2	990.4
Total assets	$3,537.0	$3,842.3
Liabilities and Shareholders' Equity
Current portion of long-term debt	$9.5	$9.4
Accounts payable	363.7	397.3
Accrued wages and salaries	36.8	78.8
Accrued interest	5.2	4.7
Income tax payable	17.6	25.0
Other current liabilities	140.3	171.9
Total current liabilities	573.1	687.1
Long-term debt, net of current portion	632.0	551.4
Long-term operating lease liabilities	74.3	87.0
Deferred income taxes	169.2	170.8
Uncertain tax benefit obligation	179.6	171.5
Other long-term liabilities	23.5	32.8
Total liabilities	1,651.7	1,700.6
Shareholders' equity	1,884.7	2,140.9
Non-controlling interest	0.6	0.8
Total equity	1,885.3	2,141.7
Total liabilities and equity	$3,537.0	$3,842.3

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)
NET SALES AND ORGANIC NET SALES
The following is a summary of net sales by segment for the three and six month periods ended March 30, 2025 and March 31, 2024:

(in millions, except %)	Three Month Periods Ended				Six Month Periods Ended
	March 30, 2025	March 31, 2024	Variance		March 30, 2025	March 31, 2024	Variance
GPC	$269.2	$289.9	$(20.7)	(7.1)%	$529.2	$566.8	$(37.6)	(6.6)%
H&G	152.3	160.7	(8.4)	(5.2)%	244.4	232.7	11.7	5.0%
HPC	254.2	267.9	(13.7)	(5.1)%	602.3	611.2	(8.9)	(1.5)%
Net Sales	$675.7	$718.5	(42.8)	(6.0)%	$1,375.9	$1,410.7	(34.8)	(2.5)%
The following is a reconciliation of reported sales to organic sales for the three and six month periods ended March 30, 2025 compared to reported net sales for the three and six month periods ended March 31, 2024:

	March 30, 2025			Net Sales March 31, 2024
Three Month Periods Ended (in millions, except %)	Net Sales	Effect of Changes in Foreign Currency	Organic Net Sales		Variance
GPC	$269.2	$2.4	$271.6	$289.9	$(18.3)	(6.3)%
H&G	152.3	—	152.3	160.7	(8.4)	(5.2)%
HPC	254.2	7.7	261.9	267.9	(6.0)	(2.2)%
Total	$675.7	$10.1	$685.8	$718.5	(32.7)	(4.6)%

	March 30, 2025			Net Sales March 31, 2024
Six Month Periods Ended (in millions, except %)	Net Sales	Effect of Changes in Foreign Currency	Organic Net Sales		Variance
GPC	$529.2	$1.6	$530.8	$566.8	$(36.0)	(6.4)%
H&G	244.4	—	244.4	232.7	11.7	5.0%
HPC	602.3	13.6	615.9	611.2	4.7	0.8%
Total	$1,375.9	$15.2	$1,391.1	$1,410.7	(19.6)	(1.4)%

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)
ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN
The following is a reconciliation of reported net income from continuing operations to adjusted EBITDA and adjusted EBITDA margin for the three and six month periods ended March 30, 2025 and March 31, 2024.

	Three Month Periods Ended		Six Month Periods Ended
(in millions, except %)	March 30, 2025	March 31, 2024	March 30, 2025	March 31, 2024
Net income from continuing operations	$1.8	$49.9	26.4	67.4
Income tax expense	9.6	25.5	21.4	37.9
Interest expense	7.5	16.9	13.7	36.1
Depreciation	14.0	14.3	28.0	28.8
Amortization	10.5	11.1	21.0	22.2
Share based compensation	5.2	4.5	9.9	8.4
Non-cash impairment charges	15.7	39.5	15.7	43.5
Non-cash purchase accounting adjustments	—	0.5	—	0.9
Gain from early extinguishment of debt	—	—	—	(4.7)
Exit and disposal costs	3.5	0.7	4.0	1.0
HHI separation costs[1]	0.3	0.8	1.1	2.1
HPC separation initiatives[1]	(0.3)	2.8	1.0	3.1
Global ERP transformation[1]	2.3	3.9	4.8	6.9
HPC product recall[2]	—	6.7	—	6.0
Representation and warranty insurance proceeds[3]	—	(65.0)	—	(65.0)
Litigation costs[4]	0.8	0.2	1.6	1.5
Other[5]	0.4	—	0.5	0.5
Adjusted EBITDA	$71.3	$112.3	$149.1	$196.6
Net sales	$675.7	$718.5	$1,375.9	$1,410.7
Net income from continuing operations margin	0.3%	6.9%	1.9%	4.8%
Adjusted EBITDA margin	10.6%	15.6%	10.8%	13.9%
________________________________________
1    Incremental costs associated with strategic transactions, restructuring and optimization initiatives, including, but not limited to, the acquisition or divestiture of a business, related integration or separation costs, or the development and implementation of strategies to optimize or restructure operations.
2    Incremental net costs from product recalls in the HPC segment.
3    Gain from the receipt of insurance proceeds on representation and warranty policies during the prior year associated with the Tristar Business acquisition.
4    Litigation costs associated with the Tristar Business acquisition.
5    Other is attributable to other project costs associated with distribution center transitions and key executive severance and one-time compensatory costs.

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)
ADJUSTED DILUTED EPS
The following is a reconciliation of reported diluted EPS from continuing operations to adjusted diluted EPS from continuing operations for the three and six month periods ended March 30, 2025 and March 31, 2024.

	Three Month Periods Ended		Six Month Periods Ended
(per share amounts)	March 30, 2025	March 31, 2024	March 30, 2025	March 31, 2024
Diluted EPS from continuing operations	$0.06	$1.65	$0.95	$2.09
Adjustments:
Non-cash impairment charges	0.60	1.30	$0.58	$1.35
Non-cash purchase accounting adjustments	—	0.02	$—	$0.03
Gain from early extinguishment of debt	—	—	$—	$(0.15)
Exit and disposal costs	0.14	0.02	$0.15	$0.03
HHI separation costs[1]	0.01	0.03	$0.04	$0.07
HPC separation initiatives[1]	(0.01)	0.09	$0.04	$0.10
Global ERP transformation[1]	0.09	0.13	$0.18	$0.21
HPC product recalls[2]	—	0.22	$—	$0.19
Representation and warranty insurance proceeds[3]	—	(2.14)	$—	$(2.02)
Litigation costs[4]	0.03	0.01	$0.05	$0.04
Other[5]	0.01	—	$0.02	$0.02
Pre-tax adjustments	0.87	(0.32)	$1.06	$(0.13)
Tax impact of adjustments[6]	(0.25)	0.07	$(0.30)	$0.02
Net adjustments	0.62	(0.25)	$0.76	$(0.11)
Diluted EPS from continuing operations, as adjusted	$0.68	$1.40	$1.71	$1.98
________________________________________
1    Incremental costs associated with strategic transactions, restructuring and optimization initiatives, including, but not limited to, the acquisition or divestiture of a business, related integration or separation costs, or the development and implementation of strategies to optimize or restructure operations.
2    Incremental net costs from product recalls in the HPC segment.
3    Gain from the receipt of insurance proceeds on representation and warranty policies during the prior year associated with the Tristar Business acquisition.
4    Litigation costs associated with the Tristar Business acquisition.
5    Other is attributable to other project costs associated with distribution center transitions and key executive severance and one-time compensatory costs.
6    Income tax adjustment reflects the impact on the income tax provision from the adjustments to diluted EPS.

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)
ADJUSTED FREE CASH FLOW
The following is a reconciliation of reported operating cash flow from continuing operations to adjusted free cash flow for the three and six month periods ended March 30, 2025 and March 31, 2024.

	Six Month Periods Ended
(in millions)	March 30, 2025	March 31, 2024
Net cash provided by operating activities from continuing operations	$(48.6)	$80.7
Purchases of property, plant and equipment	(15.1)	(20.9)
Free cash flow	(63.7)	59.8
Deal transaction costs[1]	5.9	12.1
HPC product recall[2]	—	4.4
Proceeds from representation and warranties insurance[3]	—	(50.0)
Other[4]	(0.6)	(11.4)
Adjusted free cash flow	$(58.4)	$14.9
________________________________________
1    Incremental cash flow attributable to certain strategic transactions including the HPC separation initiatives and the HHI divestiture and separation activity.
2    Cash flow related to product recalls in the HPC segment.
3     Cash flow attributable to the insurance proceeds from the representation and warranty insurance policies associated with the Tristar Business acquisition.
4    Other is attributable to the inclusion or exclusion of cash flow adjustments from other strategic, restructuring and optimization initiatives otherwise considered operating cash flow activities under US GAAP and excluding cash flow attributable to restricted cash balances, also considered a component of operating cash flow under US GAAP.